Exhibit 21
Subsidiaries of the Registrant *

Name	State of Incorporation	Additional Names Under Which it Does Business

SunTrust Banks, Inc.	Georgia	none

SunTrust Robinson Humphrey, Inc.	Tennessee	none

GFO Advisory Services, LLC	Florida	GenSpring,
GenSpring Family Offices, LLC

SunTrust Delaware Trust Company	Delaware	none

SunTrust Bank Holding Company	Florida	none

SunTrust Insurance Services, Inc.	Georgia	SunTrust Insurance Agency

Twin Rivers II, Inc.	South Carolina	none

SunTrust Investment Services, Inc.	Georgia	none

SunTrust Advisory Services, Inc.	Delaware	none

SunTrust Bank	Georgia	SunTrust Bank Company,
SunTrust Bank, Corp,
LightStream,
LightStream Lending,
SunTurst Mortgage,
SunTrust Mortgage, Inc.,
SunTrust Dealer Financial Services,
Pillar Financial,
Cohen Financial Services

SunTrust Community Capital, LLC	Georgia	none

CM Finance, LLC	Delaware	none

REITS
STB Real Estate Holdings (Commercial), Inc.	Delaware	none

STB Real Estate Holdings (Household Lending), Inc.	Delaware	none

STB Real Estate Holdings (Residential), Inc.	Delaware	none

* Certain subsidiaries are not included in reliance on Item 601(b)(21)(ii) of SEC Regulation S-K.